UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2015

MAD CATZ INTERACTIVE, INC.

(Exact Name of Registrant as Specified in Charter)

Canada	001-14944	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10680 Treena Street, Suite 500

San Diego, California 92131

(Address of Principal Executive Offices)

(858) 790-5008

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 8, 2015, Mad Catz Interactive, Inc. (the “Company”) and its subsidiaries Mad Catz Inc. (“MCI”) and 1328158 Ontario Inc. (“MCC”), entered into a First Amendment (the “Amendment”) to that certain Loan and Security Agreement (the “Loan Agreement”) between the Company, MCI, MCC, the Lenders party thereto and NewStar Business Credit LLC (“NSBC”), dated June 30, 2015. The Amendment, which is effective September 1, 2015, provides for the following:

•	adjusts the Borrowing Base of the Loan Agreement, from September 1, 2015 through December 31, 2015, establishes an advance rate for Eligible Rock Band Accounts, as defined, at eighty-one percent (81%) representing an increase for Eligible Rock Band Accounts from the current advance rate for other Eligible Accounts of seventy-six percent (76%) (which represents the advance rate of eighty-five percent (85%) reduced by current dilution);

•	increases the Inventory Sublimit, as defined, from August 31, 2015 through November 6, 2015, from 2.3333 times to 5.55 times; and

•	provides for an additional one million dollars ($1,000,000.00) of availability from September 1, 2015 through September 25, 2015.

This Amendment was entered into to provide additional working capital to facilitate the launch of the Rock Band 4 video game in early October. The Amendment contains other conditions, including payment of a twenty thousand dollar ($20,000) amendment fee to NSBC, representations and warranties, and provisions that the Company believes are usual and customary for credit arrangements similar to those contemplated by the Amendment.

The foregoing description of the material terms of the Amendment is qualified in its entirety by reference to the full text of such Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

10.1	First Amendment to Loan and Security Agreement, dated September 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAD CATZ INTERACTIVE, INC.

Date: September 8, 2015	By:	/s/ KAREN MCGINNIS
	Name:	Karen McGinnis
	Its:	Chief Financial Officer